Lake Shore Bancorp, Inc. Announces 2021 Second Quarter and Year to Date Financial Results and Declares Dividend

DUNKIRK, N.Y. —  July 26, 2021 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $1.0 million, or $0.17 per diluted share, for the second quarter of 2021 compared to net income of $1.4 million, or $0.23 per diluted share, for the second quarter of 2020.  For the first six months of 2021, the Company reported unaudited net income of $2.7 million, or $0.45 per diluted share, as compared to $2.1 million, or $0.35 per diluted share, for the first six months of 2020.

2021 Second Quarter and Year to Date Financial Highlights:

•

Net income of $1.0 million in the second quarter of 2021 decreased by $360,000, or 26.6%, when compared to the second quarter of 2020. Second quarter 2021 net income was impacted by increased non-interest expense as a result of one-time cost of $245,000 associated with our core processing system upgrade and an increase in provision for loan losses, partially offset by increases in net interest income and non-interest income;

•

Net income of $2.7 million for the six months ended June 30, 2021 increased by $597,000, or 28.6%, when compared to the six months ended June 30, 2020. Net income during the first six months of 2021 was positively impacted by increased net interest income and non-interest income and a decrease in provision for loan losses, partially offset by increases in non-interest expense and income tax expense;

•

Loans, net totaled $546.4 million at June 30, 2021, compared to $524.1 million at December 31, 2020, an increase of $22.3 million, or 4.2%, primarily due to the origination of commercial real estate, commercial construction and residential, one- to four-family loans during the first six months of 2021;

•

Non-performing loans as a percent of total net loans decreased to 0.47% at June 30, 2021 from 0.59% at December 31, 2020, primarily due to a decrease in non-accrual residential, one- to four- family real estate loans;

•

Total assets at June 30, 2021 increased $24.7 million, or 3.6%, to $710.9 million when compared to December 31, 2020, primarily due to an increase in loans, net and an increase in cash and cash equivalents which was driven by deposit growth. This increase was partially offset by a decrease in securities available for sale; and

•	Total deposits grew by $26.2 million, or 4.7%, to $586.5 million at June 30, 2021 when compared to December 31, 2020, primarily due to growth in core deposits.

“We produced strong financial results during the first six months of 2021 primarily due to solid loan originations that have been funded by core deposit growth. The second quarter results were impacted, in part, by non-recurring costs associated with our upcoming core conversion which is expected to take place in the 3rd quarter of 2021. The update to a new and innovative processing platform will allow us to deliver a better banking experience to our customers while achieving operational efficiencies,” stated Daniel P. Reininga, President and Chief Executive Officer.

COVID 19 Pandemic Update

During the first six months of 2021, the Bank originated thirty-two (32) Small Business Administration (“SBA”) Paycheck Protection Program loans (“PPP loans”) for $11.4 million to lessen the continued economic impact of the COVID-19 pandemic on small businesses in our market areas. These loans were in addition to the 252 PPP loans for $26.9 million which were originated by the Bank during 2020. The PPP ended on May 31, 2021. As of June 30, 2021, $18.0 million of the PPP loans originated during 2020 and 2021 were still outstanding on the Bank’s balance sheet.

During 2020, the Bank implemented a loan deferral program, in line with regulatory guidance, to further assist customers that have been impacted by the pandemic. At its maximum, we had approved loan payment deferral requests of up to 90 days on 219 loans, representing $103.1 million, or 21.1%, of the Bank’s loan portfolio. The number of loan payment deferral requests has decreased significantly and as of June 30, 2021, three borrowers representing five loans and $15.5 million, or 2.8%, of the loan portfolio remained in the loan deferral program.

Net Interest Income

Second quarter 2021 net interest income increased $393,000, or 7.8%, to $5.4 million as compared to $5.0 million for the second quarter 2020. Net interest income for the first six months of 2021 increased $767,000, or 7.7%, to $10.7 million as compared to $9.9 million for the first six months of 2020.

Interest income for the second quarter of 2021 and 2020 was $6.2 million and $6.1 million, respectively.   Total average interest-earning assets increased by $53.8 million, or 11.0%, during the second quarter 2021 as compared to the second quarter 2020. The increase in the average balance of interest-earning assets was primarily due to growth in the average balance of commercial and residential real estate and commercial construction loans. The positive impact of loan portfolio growth on interest income was primarily offset by a 26 basis points decrease in the average yield earned on assets due to the decrease in market interest rates and to a lesser extent the origination of PPP loans earning 1.0% since June 30, 2020.

Interest income for the first six months of 2021 was $12.2 million, a decrease of $209,000, or 1.7%, compared to $12.4 million for the first six months of 2020.  The decrease was attributable to a 43 basis points decrease in the average yield earned on assets due to the decrease in market interest rates and to a lesser extent the origination of PPP loans earning 1.0% since June 30, 2020. The decrease was partially offset by a $57.2 million, or 9.6%, increase in the average balance of interest-earning assets and the recognition of PPP loan fees during the six month period ended June 30, 2021 as compared to the same period in 2020. The increase in the average balance of interest-earning assets was primarily due to growth in the average balance of commercial real estate, commercial construction and PPP loans.

Second quarter 2021 interest expense was $738,000, a decrease of $368,000, or 33.3%, from $1.1 million for second quarter 2020 primarily due to a decrease in interest paid on deposit accounts.

During the second quarter of 2021, there was a 32 basis points decrease in the average interest rate paid on deposit accounts as a result of a decrease in market interest rates since June 30,  2020. The decrease was partially offset by a $22.3 million, or 4.9%, increase in average interest-bearing deposits during the 2021 second quarter as compared to the 2020 second quarter.  The increase in the average balance of interest-bearing deposits was due to an increase in core deposit accounts primarily through organic growth, the deposit of PPP funds and government stimulus payments into our customers’ deposit accounts and the impact of COVID-19 on consumer and business spending and savings levels. During the second quarter of 2021, interest expense on long-term debt decreased by $34,000, or 20.0%, compared to the second quarter of 2020, primarily due to a $6.3 million decrease in the average balance of long-term borrowings.

Interest expense for the six months ended June 30, 2021 was $1.5 million, a decrease of $976,000, or 39.0%, from $2.5 million for the six months ended June 30, 2020 primarily due to a decrease in interest paid on deposit accounts. During the first six months of 2021, there was a 45 basis points decrease in the average interest rate paid on deposit accounts as a result of a decrease in market interest rates since June 30, 2020. The decrease was partially offset by a $29.9 million, or 6.8%, increase in average interest-bearing deposits during the first six months of 2021 as compared to the same period in 2020. The increase in the average balance of interest-bearing deposits was due to an increase in core deposit accounts primarily through organic growth, the deposit of PPP funds and government stimulus payments into our customers’ deposit accounts and the impact of COVID-19 on consumer and business spending and savings levels. During the six months ended June 30, 2021, interest expense on long-term debt decreased by $67,000, or 19.2%, compared to the six month period ended June 30, 2020, primarily due to a $6.0 million decrease in the average balance on long-term borrowings.

Non-Interest Income

Non-interest income was $683,000 for the second quarter of 2021, an increase of $75,000, or 12.3%, as compared to the same quarter in the prior year. The increase was primarily due to a $108,000 increase in service charges and fees and a $43,000 increase in debit card interchange income, partially offset by a $60,000 decrease in gains on the sale of residential loans and a  $20,000 decrease in earnings on bank owned life insurance.

Non-interest income was $1.5 million for the six months ended June 30, 2021, an increase of $440,000, or 41.4%, as compared to the six months ended June 30, 2020. The increase was primarily due to a $273,000 increase in unrealized gains on interest rate swaps and equity securities, a $76,000 increase in debit card income, a $60,000 increase in gains on the sale of residential loans and a $57,000 increase in service charges and fees, partially offset by a $37,000 decrease in earnings on bank owned life insurance.

Non-Interest Expense

Non-interest expense was $4.4 million for the second quarter of 2021, an increase of $660,000, or 17.7%, as compared to $3.7 million for the second quarter of 2020. Salary and employee benefits expense increased $320,000, or 16.6%, primarily due to a $129,000 decrease in deferred salaries associated with a decrease in loan originations during the second quarter of 2021 as compared to the second quarter of 2020 when a majority of PPP loans were originated. The increase was also due to annual salary increases and the addition of a  Retail, Sales and Marketing Officer hired in August

2020. Professional services increased $199,000, or 70.8%, primarily due to one-time costs of $245,000 associated with the Company’s undertaking of a core processing system upgrade with completion scheduled for the third quarter of 2021. The current year second quarter also had higher other expenses, data processing costs, occupancy and equipment costs. These increases were partially offset by lower advertising costs.

Non-interest expense was $8.3 million for the six months ended June 30, 2021, an increase of $616,000, or 8.0%, as compared to $7.7 million for the first six months of 2020. Professional services increased $253,000, or 51.0%, primarily due to one-time costs of $288,000 associated with the Company’s undertaking of a core processing system upgrade with completion scheduled for the third quarter of 2021. Salary and employee benefits expense increased $205,000, or 5.0%, primarily due to an increase in annual salaries and the addition of a Retail, Sales and Marketing Officer hired in August 2020, partially offset by higher deferred salaries related to loan originations during the first six months of 2021 when compared to the same period in 2020. The first six months of 2021, also had higher data processing costs, occupancy and equipment costs, FDIC insurance and other expenses. These increases were partially offset by lower advertising costs.

Asset Quality

The provision for loan losses was $500,000 for second quarter 2021 as compared to $325,000 for second quarter 2020. The second quarter 2021 provision expense was primarily due to a specific reserve related to the downgrade and impairment of one commercial real estate loan during the period.  The second quarter 2020 provision expense was primarily due to an adjustment of certain qualitative factors to take into account the uncertain impact of COVID-19 on economic conditions and borrowers’ ability to repay loans.

The provision for loan losses was $650,000 for the six months ended June 30, 2021 as compared to $825,000 for the six months ended June 30, 2020. The provision expense for the first six months of 2021 was primarily due to a specific reserve associated with the downgrade and impairment of one commercial real estate loan and general reserves for loan originations during the period.  The provision expense for the first six months of 2020 was primarily due to an adjustment of certain qualitative factors to take into account the uncertain impact of COVID-19 on economic conditions and borrowers’ ability to repay loans.

Non-performing loans as a percent of total net loans decreased to 0.48% at June 30, 2021 as compared to 0.59% at December 31, 2020. The Company’s allowance for loan losses as a percent of total net loans was 1.19%  and 1.12%, at June 30, 2021 and December 31, 2020, respectively.

Balance Sheet Summary

Total assets at June 30, 2021 were $710.9 million, a $24.7 million, or 3.6%, increase as compared to $686.2 million at December 31, 2020. Loans receivable, net at June 30, 2021 was $546.4 million, a $22.3 million, or 4.2%, increase as compared to $524.1 million at December 31, 2020. The increase in total loans was primarily due to increased commercial real estate, commercial construction and residential, one- to four-family loan originations. Cash and cash equivalents increased by $2.8 million, or 6.6%, from $43.0 million at December 31, 2020 to $45.8 million at June 30, 2021.  The increase was primarily due to an increase in deposits, partially offset by the use of funds for loan originations. Securities available for sale decreased $804,000, or 1.0%, to $78.5 million at June 30,

2021 from $79.3 million at December 31, 2020. Total deposits at June 30, 2021 were $586.5 million, an increase of $26.2 million, or 4.7%, compared to $560.3 million at December 31, 2020. The increase in deposits was due to an increase in core deposit accounts, which was partially driven by stimulus funds and PPP loan proceeds.

Stockholders’ equity at June 30, 2021 was $86.4  million as compared to $85.9 million at December 31, 2020. The increase in stockholders’ equity was primarily attributed to net income which was nearly offset by a decrease in accumulated other comprehensive income, dividend payments and stock repurchases during the first six months of 2021. During the first six months of 2021, the Company repurchased 79,928 shares of common stock at an average cost of $15.00 per share as compared to 67,500 shares of common stock repurchased at an average cost of $13.16 per share during the first six months of 2020.

Dividends Declared

On July 20,  2021, the Company’s Board of Directors approved a quarterly cash dividend of $0.14 per share of common stock.  The dividend is payable on August 20,  2021, to shareholders of record as of August 6, 2021. Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 63.1%, of the Company’s total outstanding stock as of July 21, 2021, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $14.91 on July 20, 2021, which implied a dividend yield for the Company’s common stock of 3.8%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following additional risks, any of which could have a material, adverse effect on its business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;
•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and
•	FDIC premiums may increase if the agency experiences additional resolution costs.

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Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	June 30,	December 31,
	2021	2020
	(Unaudited)
	(Dollars in thousands)

Total assets	$710,881	$686,200
Cash and cash equivalents	45,801	42,975
Securities available for sale	78,481	79,285
Loans receivable, net	546,409	524,143
Deposits	586,483	560,259
Long-term debt	26,950	29,750
Stockholders’ equity	86,444	85,924

Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$6,169	$6,144	$12,226	$12,435
Interest expense	738	1,106	1,525	2,501
Net interest income	5,431	5,038	10,701	9,934
Provision for loan losses	500	325	650	825
Net interest income after provision for loan losses	4,931	4,713	10,051	9,109
Total non-interest income	683	608	1,503	1,063
Total non-interest expense	4,395	3,735	8,348	7,733
Income before income taxes	1,219	1,586	3,206	2,439
Income tax expense	226	233	525	355
Net income	$993	$1,353	$2,681	$2,084
Basic and diluted earnings per share	$0.17	$0.23	$0.45	$0.35
Dividends declared per share	$0.13	$0.12	$0.26	$0.24

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
	(Unaudited)

Return on average assets	0.56%	0.82%	0.77%	0.65%
Return on average equity	4.56%	6.41%	6.17%	4.95%
Average interest-earning assets to average interest-bearing liabilities	131.66%	126.66%	130.44%	124.95%
Interest rate spread	3.13%	3.07%	3.14%	3.13%
Net interest margin	3.28%	3.27%	3.28%	3.34%

	June 30,	December 31,
	2021	2020
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.48%	0.59%
Non-performing assets as a percent of total assets	0.38%	0.46%
Allowance for loan losses as a percent of total net loans	1.19%	1.12%
Allowance for loan losses as a percent of non-performing loans	249.85%	118.75%

	June 30,	December 31,
	2021	2020
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,763,424	5,823,786
Treasury stock, number of shares held	1,073,090	1,012,728
Book value per share	$15.00	$14.75